Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

July 24, 2014

CFO Commentary on Second Quarter 2014 Financial Results

and Upward-Revised 2014 Financial Outlook

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Conference Call

The company will host a conference call on Thursday, July 24, 2014 at 5:00 p.m. ET to review second quarter results and its upward-revised FY2014 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until July 24, 2015.

Summary

Several significant factors affected the company’s second quarter 2014 financial results, financial position and comparisons to second quarter 2013, including:

•	The company’s previously announced acquisition of prAna Living LLC for $188.5 million, net of acquired cash, which closed on May 30, 2014;

•	Inclusion of the financial results of a China joint venture that commenced January 1, 2014;

•	Increased depreciation and operating costs associated with the U.S. ERP implementation that occurred in April 2014; and

•	A non-recurring tax benefit of $5.6 million, or $0.16 per diluted share, reflecting the favorable impact resulting from the resolution of specific uncertain tax positions.

These factors are reflected in the financial results reported herein except where specifically noted otherwise.

Second quarter consolidated net sales increased $43.7 million, or 16 percent, to a second-quarter record $324.2 million, compared with net sales of $280.5 million for the second quarter of 2013. Second quarter 2014 net sales included incremental net sales of $23.1 million from the company’s new China joint venture (JV) and $5.5 million from the newly-acquired prAna brand. Favorable changes in foreign currency exchange rates contributed less than 1 percentage point to net sales growth.

Gross margin expanded approximately 150 basis points to 44.4 percent of sales. Selling, general & administrative (SG&A) expenses increased $30.3 million, or 23 percent, and represented 50.0 percent of sales compared with 47.0 percent of sales in last year’s second quarter.

Second quarter 2014 operating loss totaled $17.0 million, compared to operating loss of $10.0 million in last year’s second quarter. Net loss totaled $6.3 million, or $(0.18) per share, compared to second quarter 2013 net loss of $7.1 million, or $(0.21) per share. The effective income tax rate for the second quarter of 2014 was 60.4 percent, compared to 28.5 percent for the second quarter of 2013. During the second quarter of 2014, we recorded a non-recurring tax benefit of $5.6 million, or $0.16 per diluted share, to reflect the favorable impact resulting from the resolution of specific uncertain tax positions. We continue to forecast a full year tax rate of approximately 27.0 percent.

Our updated full year 2014 financial outlook, including the effects of the prAna acquisition, anticipates:

•	a 19 to 21 percent increase in net sales to between $2.01 billion and $2.04 billion;

•	operating income to increase up to 28 percent compared with 2013 operating income, to between $161 million and $168 million, including prAna operating results, approximately $3.4 million of prAna acquisition costs, and approximately $8.0 million in purchase accounting amortization and integration costs related to the acquisition of prAna;

•	operating margin of up to 8.3 percent, compared with 2013 operating margin of 7.8 percent, which included a non-cash asset impairment charge of approximately $9.0 million;

•	net income after non-controlling interest of between $114 million and $120 million, or $3.22 to $3.38 per diluted share, compared with full year 2013 net income after non-controlling interest of $94.3 million, or $2.72 per diluted share;

The Updated 2014 Financial Outlook section beginning on page 6 below contains a more detailed discussion of the factors contributing to this outlook and includes comparisons of anticipated 2014 and actual 2013 operating results, adjusted for non-recurring and exceptional items.

Second Quarter Financial Results

(All comparisons are between second quarter 2014 and second quarter 2013, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, category and brand net sales comparisons often produce large percentage variances due to the small base of comparison, while changes in the timing of shipments, coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

Net Sales

Consolidated net sales increased $43.7 million, or 16 percent, to a second-quarter record $324.2 million, compared with $280.5 million, with all four geographic regions contributing growth. Changes in foreign currency exchange rates benefited consolidated second quarter sales comparisons by less than 1 percent.

Regions

•	U.S. net sales increased $6.5 million, or 5 percent, to $146.3 million, driven by increased direct-to-consumer (DTC) sales, largely offset by lower wholesale sales. U.S. net sales included $5.5 million of incremental prAna net sales. The decrease in wholesale sales primarily reflected a timing shift of approximately $13 million of advance Spring wholesale orders originally scheduled for shipment during the second quarter of 2014. At the request of certain customers, these orders were shipped in the first quarter of 2014 in order to mitigate risks associated with the company’s U.S. ERP implementation, which occurred in early April. The company operated 79 U.S. retail stores (66 outlet, 13 branded including 5 prAna) during the second quarter of 2014, compared with 65 stores (57 outlet, 8 branded) during the same period in 2013, plus 5 branded ecommerce sites.

•	Net sales in the LAAP region increased $14.9 million, or 18 percent, to $96.1 million, including a neutral effect from changes in currency exchange rates. Incremental sales of $23.1 million from the company’s new China JV more than offset lower net sales to LAAP distributors resulting from on-going currency constraints that have severely restricted trade in Venezuela. Net sales declined in Korea, where the market has become highly competitive and increasingly promotional, partially offset by a benefit from changes in currency exchange rates. Net sales in Japan decreased due to unfavorable changes in currency exchange rates, which more than offset an increase in net sales in local currency.

•	Net sales in the EMEA region increased $19.8 million, or 37 percent, to $72.9 million, including a 2 percentage point benefit from changes in currency exchange rates. Increased net sales to EMEA distributors reflected a favorable timing shift into the second quarter of shipments of increased Fall 2014 advance orders. Net sales also increased in EMEA direct markets, reflecting strengthening of the company’s Columbia brand in those markets and a benefit from favorable changes in currency exchange rates.

•	Net sales in Canada increased $2.5 million, or 39 percent, to $8.9 million, including a 10 percentage point negative effect from changes in currency exchange rates. The sales growth reflected increased wholesale and DTC sales, partially offset by a timing shift of approximately $1 million of advance Spring wholesale orders shipped in the first quarter of 2014 at the request of certain customers in advance of the company’s ERP implementation, which occurred in early April.

Brands

•	Columbia brand net sales increased $38.5 million, or 15 percent, to $291.0 million. Incremental sales from the China JV, increased sales to EMEA distributors and increased U.S. DTC sales were partially offset by lower North American wholesale sales due to a timing shift of shipments of Spring 2014 advance orders, and lower sales to LAAP distributors.

•	Mountain Hardwear brand net sales decreased $0.7 million, or 3 percent, to $21.8 million, primarily reflecting lower sales in Korea, partially offset by increased sales in the EMEA and Canada regions.

•	prAna contributed $5.5 million of incremental net sales, representing activity for the month of June, following its acquisition on May 30, 2014.

•	Sorel brand net sales increased $0.1 million, or 3 percent, to $3.0 million, during its seasonally low period.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $27.3 million, or 12 percent, to $263.0 million, primarily due to increased Columbia brand net sales.

•	Global Footwear net sales increased $16.4 million, or 37 percent, to $61.2 million, consisting primarily of higher Columbia brand net sales.

Gross Margin

Second quarter 2014 gross margins expanded 150 basis points to 44.4 percent, primarily reflecting:

•	a more favorable mix of full-price/off-price U.S. wholesale sales,

•	a less promotional U.S. DTC environment, and

•	the effect of including in gross margin amounts that were previously recognized as licensing income prior to commencement of the China JV,

partially offset by:

•	a higher proportion of sales to international distributors, which carry lower gross margins than wholesale and direct to consumer channels, and

•	Unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Second quarter 2014 SG&A expense increased $30.3 million, or 23 percent, to $162.2 million, or 50.0 percent of net sales, compared to 47.0 percent of net sales in last year’s second quarter.

The increase was primarily the result of:

•	incremental operating costs associated with the China JV,

•	increased operating costs of our new ERP and related IT initiatives,

•	incremental operating costs associated with the prAna brand for the month of June,

•	non-recurring transaction costs and amortization of certain acquired assets related to the prAna acquisition,

•	increased expenses related to the company’s expanding DTC operations, and

•	increased incentive compensation costs.

Our new ERP system and multiple ancillary systems went live in the U.S. in early April 2014, as phase 2 of a multi-year, global ERP implementation. We now have our North American wholesale business and the majority of our global supply chain operations functioning on the new platform. As a result, elevated SG&A expenses related to the April ERP go-live, comprising increased depreciation expense and reduced capitalization of ongoing implementation costs, commenced in the second quarter of 2014. We expect continued global ERP investments to enable improved supply chain efficiencies and inventory utilization, which we expect to positively affect operating cash flow and gross margins over time. The implementation occurred after the heaviest shipping period of our spring season and prior to the start of our larger fall wholesale and DTC season. We have been receiving and shipping inventory, invoicing customers, collecting receivables and paying vendors at volumes typical for this time of year, and are now entering our highest seasonal shipping period during the third quarter.

Operating Loss

Consolidated operating loss totaled $17.0 million, or (5.2) percent of net sales, compared with second quarter 2013 operating loss of $10.0 million, or (3.6) percent of net sales.

Excluding prAna’s operating results for the month of June, as well as $3.4 million of non-recurring transaction costs and approximately $1.3 million of amortization of certain acquired assets and other integration costs related to the prAna acquisition, adjusted second quarter 2014 net operating loss totaled $12.5 million, or (3.9) percent of net sales.

Income Tax Benefit

The effective income tax rate for the second quarter of 2014 was 60.4 percent, compared to 28.5 percent for the second quarter of 2013. During the second quarter of 2014, we realized a non-recurring tax benefit of $5.6 million, or $0.16 per diluted share, to reflect the favorable impact resulting from the resolution of specific uncertain tax positions. We continue to forecast a full year tax rate of approximately 27.0 percent.

Net Loss

Consolidated net loss totaled $6.3 million, or $(0.18) per diluted share, compared with a net loss of $7.1 million, or $(0.21) per diluted share, in the second quarter of 2013.

Adjusted second quarter 2014 net loss totaled $9.1 million, or $(0.26) per diluted share, excluding:

•	prAna’s operating results for the month of June,

•	non-recurring transaction costs of $3.4 million, and

•	amortization of certain acquired assets and other integration costs of approximately $1.3 million,

which, combined, equate to approximately $(0.08) per share net of tax, and also excluding

•	the non-recurring tax benefit of $5.6 million, or $0.16 per diluted share.

Balance Sheet

During the second quarter, the company completed its previously announced acquisition of prAna Living LLC for $188.5 million, net of acquired cash. At June 30, 2014, cash and short-term investments totaled $394.4 million, compared to $430.6 million at the same time last year. At June 30, 2014, approximately 54 percent of cash and short-term investments was held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at June 30, 2014 totaled $204.5 million, a 13 percent increase on a 16 percent sales increase. Consolidated Days Sales Outstanding (DSO) at June 30, 2014 stood at 57 days, a decrease of 1 day compared with June 30, 2013.

Consolidated inventories of $456.4 million at June 30, 2014 increased $32.7 million, or 8 percent, compared to June 30, 2013.

Year-to-Date 2014 Cash Flow

Net cash provided by operations in the first half of 2014 was $63.0 million, compared to $135.7 million in the first half of 2013. The $72.7 million decrease in operating cash flow was due primarily to increased inventory purchases and lower collections of receivables, partially offset by increased net income.

Capital expenditures through the first half of 2014 totaled $25.0 million, compared to $31.5 million in the first half of 2013. Capital expenditures in both periods were concentrated in the company’s ongoing global ERP system implementation and related projects, as well as expansion of DTC operations.

The company paid regular quarterly cash dividends of $19.6 million during the first half of 2014 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Regular Quarterly Cash Dividend

At its regular board meeting on July 18, 2014, the board of directors authorized a regular quarterly cash dividend of $0.28 per share, payable on August 28, 2014 to shareholders of record on August 14, 2014.

Two-for-One Stock Split

The board of directors also authorized a two-for-one stock split in the form of a 100 percent stock dividend, payable on September 26, 2014 to shareholders of record after the close of business on September 8, 2014.

Updated 2014 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

(Note: All per-share amounts in the following outlook are based on outstanding shares prior to the effect of the pending two-for-one stock split scheduled to take effect after the close of business on September 26, 2014.)

Anticipated Fiscal 2014 Effects of prAna Acquisition

During the second quarter, the company completed its previously announced acquisition of prAna Living LLC for $188.5 million, net of acquired cash. The company expects to recognize incremental prAna net sales of approximately $55 million during fiscal year 2014, which is expected to contribute low double-digit operating margin to Columbia’s consolidated 2014 results, excluding one-time transaction costs of approximately $3.4 million and purchase accounting amortization and other integration costs expected to total approximately $8.0 million during 2014 which, combined, are expected to equate to approximately $7.1 million net of tax, or $(0.20) per diluted share.

Consolidated FY2014 Financial Outlook

Including prAna’s anticipated operating results for the June through December period, as well as the non-recurring transaction costs and amortization of certain acquired assets and other integration costs described above, we expect our full year 2014 financial results to include:

•	global net sales of approximately $2.01 billion to $2.04 billion, representing 19 to 21 percent growth over 2013 net sales of $1.68 billion;

•	gross margin expansion of up to 75 basis points compared with 2013;

•	SG&A expense leverage of up to 20 basis points compared with 2013;

•	licensing income of approximately $6 million;

•	operating margin up to 8.3 percent, compared with 2013 operating margin of 7.8 percent;

•	adjusted operating margin of 8.8 percent, excluding prAna’s anticipated operating results, and approximately $3.4 million of non-recurring transaction costs and $8.0 million in amortization of certain acquired assets and other integration costs related to the prAna acquisition, compared to 2013 adjusted operating margin of 8.4 percent, which excludes a $9.0 million non-cash asset impairment charge;

•	a full year tax rate of approximately 27.0 percent, which could differ based on the resolution and status of tax uncertainties, the geographic mix of pre-tax income, and other discrete events that may occur during the year;

•	net income after non-controlling interest of approximately $114 million to $120 million, or $3.22 to $3.38 per diluted share, compared to $94.3 million, or $2.72 per diluted share, in 2013. Fiscal year 2014 net income includes the expected effects of:

•	one-time acquisition costs and first-year purchase accounting amortization and integration costs related to the prAna acquisition totaling approximately $7.1 million net of tax, or $(0.20) per diluted share;

•	approximately $0.15 incremental diluted earnings per share from the new China JV, after interest, taxes and non-controlling interest;

•	inventory expected to increase in the second half of the year at a rate slower than anticipated sales growth, including incremental China JV and prAna inventory;

•	capital expenditures of approximately $65 to $70 million, comprising investments in DTC business expansion, ERP and IT-related initiatives, and other project-based and maintenance capital.

FY 2014 Outlook Assumptions Related to Existing/Organic Brand Portfolio

The consolidated fiscal year 2014 outlook below excludes the anticipated effects of the prAna acquisition:

•	net sales growth of approximately 16 to 18 percent compared to 2013, including:

•	increased sales in the LAAP region consisting primarily of approximately $155 million in incremental sales from the new China JV, which we expect to contribute high single-digit operating margin. That increase is expected to be partially offset by the effects of continuing currency constraints in Venezuela, import restrictions in Argentina, and lower sales in Korea;

•	increased sales in the U.S. and Canada, driven by renewed growth in our wholesale businesses combined with growth from our DTC businesses; and

•	increased sales in the EMEA region, primarily reflecting increased sales to EMEA distributors, coupled with renewed growth in our European direct business.

•	gross margin expansion of up to 75 basis points compared with 2013, reflecting:

•	the addition of China JV wholesale and retail sales, which are anticipated to carry higher gross margins than our previous China distributor business, including recording in gross margin amounts previously reported as licensing income;

•	a higher proportion of wholesale sales, which generate higher gross margins than sales to international distributors; and

•	a higher proportion of full-price product sales, reflecting less close-out/excess inventory;

partially offset by:

•	unfavorable foreign currency hedge rates.

•	SG&A expense leverage of up to 75 basis points compared with 2013. The implied increase in projected SG&A expenses of approximately $100 million consists primarily of:

•	approximately $45 million of incremental operating costs of the China JV,

•	increased demand creation costs to approximately 5.1 percent of net sales compared to 4.6 percent of net sales in 2013, including planned marketing investments of approximately 10 percent of the China JV’s net sales;

•	approximately $20 million to support continued global expansion and operations of our DTC business;

•	approximately $15 million of increased operating costs related to our new ERP and related systems in the U.S., which went live in April 2014; and

•	approximately $10 million in increased personnel and other variable costs;

partially offset by:

•	anticipated non-recurrence of asset impairment charges recognized in 2013; and

•	favorable foreign currency exchange translation.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating expenses and leverage, operating income, operating margins, operating cash flow, tax rates, effects of changes in foreign currency exchange rates, anticipated acquisition effects (including projected accretive earnings, operating margins, projected net sales, transaction and integration expenses, and purchase accounting amortization), licensing income, inventory levels, incremental diluted earnings per share, improved supply chain efficiencies, inventory utilization, market conditions, currency constraints, DTC business expansion, joint venture costs and results, asset impairment charges, tax rates, capital expenditures, global ERP platform implementation and related costs, and net income. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: the ability to realize the forecasted benefits of the prAna acquisition on a timely basis or at all; the ability to combine Columbia’s business operations with prAna successfully or in a timely and cost-efficient manner; the degree of business disruption to Columbia and/or to prAna that may result from the acquisition and related integration efforts; loss of key customer accounts; the ability to successfully develop prAna’s brand and business globally; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.